Internet Commerce Corporation Announces Commencement of Exchange Offer for its Class A Warrants and Class B Warrants

NEW YORK, June 30, 1999 -- Internet Commerce Corporation (the "Company") (NASDAQ: ICCSA) today announced that it has commenced an exchange offer to the holders of its Class A Warrants (the "Class A Warrants") and Class B Warrants (the "Class B Warrants," together with the Class A Warrants, the "Warrants") to exchange shares of the Company's Class A Common Stock for such Warrants (the "Exchange Offer"). As more fully described in the applicable Offering Circular, the Company is offering to exchange one share of Class A Common Stock for each eight Class A Warrants and one share of Class A Common Stock for each sixteen Class B Warrants, upon the terms and subject to the conditions set forth in the Offering Circular. The Company will accept any and all Warrants duly tendered for exchange in the Exchange Offer. The Exchange Offer shall expire at 9:00 a.m., New York City time, on July 30, 1999, unless extended by the Company. There can be no assurance that such Exchange Offer will be successful.

        This announcement is neither an offer to purchase the Warrants, nor a solicitation of an offer to sell or exchange the Class A Common Stock. The offers are made solely by the Offering Circular, dated June 30, 1999, and are subject to the terms and conditions specified therein.

        The exchange agent for the Exchange Offer is American Stock Transfer and Trust Company.

        Holders of Warrants who have questions or requests for assistance should call Morrow & Co., Inc., who has been retained by the Company as information agent in the Exchange Offer, at (800) 566-9061. The Company has filed with the Securities and Exchange Commission (the "Commission") a Schedule 13E-4, together with all exhibits thereto (including the Offering Circular). Copies of the
Schedule 13E-4 and exhibits may be obtained from the Company or from the web site maintained on the World Wide Web by the Commission at http://www.sec.gov.

About Internet Commerce Corporation

        Internet Commerce Corporation develops and markets Internet-based products and services to facilitate secure Electronic Commerce (EC) transactions for commercial and governmental markets. ICC's expertise in business-to-business commerce and electronic data interchange (EDI) provides easy-to-use, sophisticated solutions for companies of all sizes for the transmission, encryption, reporting and archiving of all electronic data.